EXECUTION COPY

$55,000,000

CREDIT AGREEMENT

among

TRICO MARINE ASSETS, INC.

and

TRICO MARINE OPERATORS, INC.,

as Borrowers,

The Several Lenders

from Time to Time Parties Hereto

and

BEAR STEARNS CORPORATE LENDING INC.,

as Administrative Agent

Dated as of February 12, 2004

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1

1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	16

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS; GENERAL PROVISIONS APPLICABLE TO LOANS	16

2.1.	Commitments	16
2.2.	Procedure for Borrowing	17
2.3.	Repayment of Loans	17
2.4.	Optional Prepayments	17
2.5.	Mandatory Prepayments and Commitment Reductions	18
2.6.	Conversion and Continuation Options	18
2.7.	Limitations on Eurodollar Tranches	19
2.8.	Interest Rates and Payment Dates, etc	19
2.9.	Computation of Interest and Fees	20
2.10.	Inability to Determine Interest Rate	20
2.11.	Pro Rata Treatment and Payments	21
2.12.	Requirements of Law	22
2.13.	Taxes	23
2.14.	Indemnity	25
2.15.	Change of Lending Office	26
2.16.	Replacement of Lenders	26
2.17.	Evidence of Debt	26
2.18.	Illegality	27

SECTION 3.	REPRESENTATIONS AND WARRANTIES	27

3.1.	Financial Condition	27
3.2.	No Change	28
3.3.	Corporate Existence; Compliance with Law	28
3.4.	Power; Authorization; Enforceable Obligations	29
3.5.	No Legal Bar	29
3.6.	Litigation	29
3.7.	No Default	29
3.8.	Ownership of Property; Liens	30
3.9.	Intellectual Property	30
3.10.	Taxes	30
3.11.	Federal Regulations	30
3.12.	Labor Matters	30
3.13.	ERISA	31
3.14.	Investment Company Act; Other Regulations	31
3.15.	Subsidiaries	31
3.16.	Use of Proceeds	32
3.17.	Environmental Matters	32
3.18.	Accuracy of Information, etc.	33
3.19.	Security Documents	33
3.20.	Solvency	34
3.21.	Collateral Vessels	34

SECTION 4.	CONDITIONS PRECEDENT	34

SECTION 5.	AFFIRMATIVE COVENANTS	37

5.1.	Financial Statements	37
5.2.	Certificates; Other Information	38
5.3.	Payment of Obligations	39
5.4.	Maintenance of Existence; Compliance	39
5.5.	Maintenance of Property; Insurance; Collateral Vessel Registration and Flag	39
5.6.	Inspection of Property; Books and Records; Discussions	40
5.7.	Notices	40
5.8.	Environmental Laws	41
5.9.	Additional Collateral, Subsidiary Guarantors	42
5.10.	Further Assurances	43

SECTION 6.	NEGATIVE COVENANTS	44

6.1.	Indebtedness	44
6.2.	Liens	45
6.3.	Fundamental Changes; Collateral Actions	46
6.4.	Disposition of Property	47
6.5.	Restricted Payments	48
6.6.	Investments	48
6.7.	Optional Payments and Modifications of Certain Debt Instruments	49
6.8.	Transactions with Affiliates	50
6.9.	Sales and Leasebacks	50
6.10.	Hedge Agreements	50
6.11.	Negative Pledge Clauses	50
6.12.	Clauses Restricting Subsidiary Distributions	51
6.13.	Lines of Business	51
6.14.	Capital Stock	51
6.15.	Organizational Documents and Material Agreements	51

SECTION 7.	EVENTS OF DEFAULT	51

SECTION 8.	THE AGENTS	54

8.1.	Appointment	54
8.2.	Delegation of Duties	54
8.3.	Exculpatory Provisions	54
8.4.	Reliance by Agents	55
8.5.	Notice of Default	55
8.6.	Non-Reliance on Agents and Other Lenders	56
8.7.	Indemnification	56
8.8.	Agent in Its Individual Capacity	57
8.9.	Successor Administrative Agent	57
8.10.	Agents Generally	57
8.11.	The Lead Arranger	57
8.12.	Withholding Taxes	57

SECTION 9.	MISCELLANEOUS	58

9.1.	Amendments and Waivers	58
9.2.	Notices	59
9.3.	No Waiver; Cumulative Remedies	60
9.4.	Survival of Representations and Warranties	60
9.5.	Payment of Expenses and Taxes	60
9.6.	Successors and Assigns; Participations and Assignments	61
9.7.	Adjustments; Set-off	64
9.8.	Counterparts	65
9.9.	Severability	65
9.10.	Integration	65
9.11.	GOVERNING LAW	65
9.12.	Submission To Jurisdiction; Waivers	65
9.13.	Acknowledgments	66
9.14.	Releases of Guarantees and Liens	66
9.15.	Confidentiality	67
9.16.	WAIVERS OF JURY TRIAL	67
9.17.	Delivery of Addenda	67
9.18.	Joint and Several Liability; Postponement of Subrogation	67

SCHEDULES:

1.1(a)	Collateral Vessels
1.1(b)	Excluded Collateral Vessels
3.4	Consents, Authorizations, Filings and Notices
3.15	Subsidiaries
3.19(a)	UCC Filing Jurisdictions
3.19(b)	Collateral Vessel Mortgage Filing Jurisdictions
6.1(d)	Existing Indebtedness
6.2(f)	Existing Liens
6.6(e)	Existing Investments

EXHIBITS:
A	Form of Addendum
B	Form of Assignment and Assumption
C	Form of Guarantee and Collateral Agreement
D	Form of Subordinated Intercompany Note
E	Form of Exemption Certificate
F	Form of Note
G	Form of Closing Certificate
H	Form of Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
I	Form of Collateral Vessel Mortgage
J	Form of Solvency Certificate

CREDIT AGREEMENT, dated as of February 12, 2004, among TRICO MARINE ASSETS, INC., a Delaware corporation ("Trico Assets"), TRICO MARINE OPERATORS, INC., a Louisiana corporation ("Trico Operators" and, together with Trico Assets, the "Borrowers" and each a "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC., as sole lead arranger and sole bookrunner (in such capacity, the "Lead Arranger"), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the "Administrative Agent").

The parties hereto hereby agree as follows:

SECTION 1.   DEFINITIONS

1.1.     Defined Terms.   As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

"Addendum": an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the Closing Date.

"Administrative Agent": as defined in the preamble to this Agreement and together with its successors appointed pursuant to Section 8.

"Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Agents": the collective reference to the Lead Arranger and the Administrative Agent.

"Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender's Loans.

"Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

"Agreement": this Credit Agreement.

"Applicable Margin": (a) for Eurodollar Loans, a rate per annum equal to 6.00% and (b) for Base Rate Loans, a rate per annum equal to 5.00%.

"Approved Fund": (a) a CLO and (b) with respect to any Lender that is a fund which invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Asset Sale": any Disposition of a Collateral Vessel (excluding any such Disposition permitted by clause (b) or (d) of Section 6.4).

"Assignee": as defined in Section 9.6(b).

"Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit B.

"Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) 3.00%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

"Benefitted Lender": as defined in Section 9.7(a).

"Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrowers": as defined in the preamble to this Agreement.

"Business": as defined in Section 3.17(b).

"Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

"Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

"Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

"Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

"CLO": any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

"Closing Date": the date on which the conditions precedent set forth in Section 4 shall have been satisfied, which date is February 12, 2004.

"Code": the Internal Revenue Code of 1986, as amended from time to time.

"Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

"Collateral Vessels": the collective reference to the sea going vessels and tankers owned by either Borrower or any of its Subsidiaries and set forth on Schedule 1.1(a) (which Schedule identifies the flag, registry, location, official number and registered owner of each such vessel and tanker), which Schedule shall be supplemented from time to time after the date hereof to include any sea going vessels or tankers that are acquired after the date hereof and are specified in a Reinvestment Notice to be "Collateral Vessels" and with respect to which a Collateral Vessel Mortgage has been recorded in accordance with Section 5.9(d).

"Collateral Vessel Mortgage": as defined in Section 4(k).

"Commitment": as to any Lender, the obligation of such Lender to make a Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth under the heading "Commitment" under such Lender's name on such Lender's Addendum. The original aggregate amount of the Commitments is $55,000,000.

"Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with any Group Member within the meaning of Section 4001 of ERISA or is part of a group that includes any Group Member and that is treated as a single employer under Section 414 of the Code.

"Conduit Lender": any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and either Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

"Continuing Directors": the directors of Holdings on the Closing Date, and each other director, if, in each case, such other director's nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors.

"Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, charter or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

"Dollars" and "$": dollars in lawful currency of the United States.

"Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, the Release or threatened Release of, or exposure to, Materials of Environmental Concern, natural resources or natural resource damage or occupational safety or health, each as may be amended at any time hereafter.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

"Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding the foregoing, if the Eurodollar Base Rate determined as provided above for any Eurodollar Loan for any Interest Period would be less than 2.00% per annum, then the "Eurodollar Base Rate" for such Eurodollar Loan for such Interest Period shall be deemed to be 2.00% per annum.

"Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

"Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                 Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

"Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date.

"Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Excluded Collateral Vessels": the collective reference to the seagoing vessels owned by either Borrower or any of its Subsidiaries and set forth on Schedule 1.1(b).

"Existing Credit Agreement": the Credit Agreement dated as of December 18, 2002, among Holdings, the Borrowers, as borrowers, the lenders party thereto and Nordea Bank Finland plc, New York Branch, as administrative agent, as amended, modified or supplemented from time to time.

"Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

"Foreign Pension Plan": any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by any Group Member primarily for the benefit of employees of any Group Member residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

"Funding Office": the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to either Borrower and the Lenders.

"GAAP": generally accepted accounting principles in the United States as in effect from time to time.

"GECC Sale and Leaseback": the sale and leaseback transaction between Trico Operators and General Electric Capital Corporation relating to vessels that are not Collateral Vessels pursuant to the Master Bareboat Charter, dated as of September 30, 2002, between Trico Operators and General Electric Capital Corporation and the other documents executed and delivered in connection therewith (each as may be amended, modified or supplemented in accordance with the terms hereof and thereof).

"Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

"Group Members": the collective reference to the Borrowers and their respective Subsidiaries.

"Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit C.

"Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the beneficiary of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business or (B) performance guarantees with respect to vessels incurred in connection with charter arrangements entered into in the ordinary course of business in favor of third parties agreeing to charter the applicable vessel, in each case, not relating to borrowed money. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

"Guarantors": the collective reference to Holdings and the Subsidiary Guarantors.

"Hedge Agreements": any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of either Borrower or any of its Subsidiaries shall be a Hedge Agreement.

"Holdings": Trico Marine Services, Inc., a Delaware corporation.

"Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business that are not more than 90 days past due), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (i) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations, and (j) for the purposes of Sections 6.1 and 7(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

"Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

"Insolvent": pertaining to a condition of Insolvency.

"Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

"Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders) nine or twelve months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders) nine or twelve months thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    no Borrower may select an Interest Period that would extend beyond the Maturity Date;

(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)    each Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

"Investments": as defined in Section 6.6.

"Lead Arranger": as defined in the recitals to this Agreement.

"Lenders": as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

"Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

"Loan": any loan made by any Lender pursuant to this Agreement.

"Loan Documents": this Agreement, the Security Documents and the Notes.

"Loan Parties": Holdings and each Group Member that is a party to a Loan Document.

"Material Adverse Effect": a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise) or results of operations of the Borrowers and their Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the validity, perfection or priority of the Administrative Agent's Liens on the Collateral.

"Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any pollutant, contaminant, chemical, compound, constituent or hazardous, toxic or other substances, materials or wastes, defined or regulated as such in or under any Environmental Law or which may give rise to liability under any Environmental Law, including asbestos or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea-formaldehyde insulation.

"Maturity Date": February 1, 2009.

"Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Cash Proceeds": in connection with any Asset Sale or any Recovery Event, the proceeds in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of any amounts remitted into an escrow or provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale, provided that, to the extent and at the time any such amounts are released from such escrow or reserve to the benefit of any Group Member, such amounts shall constitute Net Cash Proceeds.

"Non-Excluded Taxes": as defined in Section 2.13(a).

"Non-U.S. Lender": as defined in Section 2.13(d).

"Notes": the collective reference to any promissory note evidencing Loans.

"Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of either Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, to any Affiliate of any Lender or Agent), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by either Borrower pursuant hereto) or otherwise; provided that (i) obligations of either Borrower or any of its Subsidiaries under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

"Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Participant": as defined in Section 9.6(c).

"PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

"Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the funding of the Loans, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

"Permitted Collateral Vessel Liens": those Liens expressly permitted by clauses (a), (b), (h) and (j) of Section 6.2.

"Permitted Jurisdiction": the United States, Vanuatu, the Marshall Islands and the Bahamas.

"Permitted Refinancing": as to any Indebtedness, the incurrence of other Indebtedness ("Refinancing Indebtedness") to refinance such existing Indebtedness; provided that, in the case of such Refinancing Indebtedness, the following conditions are satisfied:

(a)    the weighted average life to maturity of such Refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, and the first scheduled principal payment in respect of such Refinancing Indebtedness shall not be earlier than the first scheduled principal payment in respect of the Indebtedness being refinanced;

(b)    the principal amount (or if issued with original issue discount, issue price) of such Refinancing Indebtedness shall be less than or equal to the principal amount then outstanding of the Indebtedness being refinanced plus, without duplication, the amount of any premiums and accrued and unpaid interest thereon and reasonable fees and expenses, in each case, associated with such refinancing;

(c)    the respective obligor or obligors shall be the same on the Refinancing Indebtedness as on the Indebtedness being refinanced;

(d)    the security, if any, for the Refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of Refinancing Indebtedness);

(e)    the Refinancing Indebtedness is subordinated to the Obligations or the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement), as applicable, to the same degree, if any, or to a greater degree as the Indebtedness being refinanced; and

(f)    the terms, taken as a whole, applicable to such Refinancing Indebtedness or, if applicable, the related guarantees of such Refinancing Indebtedness (including covenants, events of default, remedies and acceleration rights) shall not be materially more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

"Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

"Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Group Member or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Pledged Stock": as defined in the Guarantee and Collateral Agreement.

"Pro Forma Balance Sheet": as defined in Section 3.1(a).

"Projections": as defined in Section 5.2(c).

"Properties": as defined in Section 3.17(a).

"Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

"Qualified Counterparty": with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was an Agent, a Lender or an Affiliate of an Agent or a Lender.

"Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation or requisition proceeding (whether of title, ownership or otherwise or other purchase or taking by any Governmental Authority) relating to any Collateral Vessel.

"Reference Lender": Citibank, N.A.

"Register": as defined in Section 9.6(b).

"Regulation U": Regulation U of the Board as in effect from time to time.

"Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 2.5 as a result of the delivery of a Reinvestment Notice.

"Reinvestment Event": any Asset Sale or Recovery Event in respect of which either Borrower has delivered a Reinvestment Notice.

"Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that either Borrower (directly or indirectly through a Subsidiary of either Borrower) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair a Collateral Vessel or a seagoing vessel or tanker useful in its business that shall become, immediately upon the acquisition thereof, a Collateral Vessel in accordance with the provisions herein, provided that pending any such use (or any prepayment in accordance with Section 2.5), all such Net Cash Proceeds resulting therefrom shall be deposited as cash collateral in a segregated deposit account held by the Administrative Agent or its agent to secure the Obligations in accordance with Section 5.9(a).

"Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less (a) any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair a Collateral Vessel (or vessel that shall become a Collateral Vessel) in accordance with the provisions set forth in the definition of a "Reinvestment Notice" and (b) any amount that shall be committed by either Borrower or any of its Subsidiaries prior to the relevant Reinvestment Prepayment Date pursuant to a legally binding agreement to acquire a vessel that is to be newly built and which shall become a Collateral Vessel in accordance with the provisions set forth in the definition of a "Reinvestment Notice" with all or any portion of the relevant Reinvestment Deferred Amount.

"Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair a Collateral Vessel (or vessel that shall become a Collateral Vessel) in accordance with the provisions set forth in the definition of a "Reinvestment Notice" with all or any portion of the relevant Reinvestment Deferred Amount.

"Release": any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Material of Environmental Concern in, into, onto or through the environment.

"Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

"Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

"Required Lenders": at any time, the holders of more than 50% of (a) until the funding of the Loans, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.

"Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer": with respect to either Borrower, the chief executive officer, president or chief financial officer of such Borrower, but in any event, with respect to financial matters, the chief financial officer of such Borrower.

"Restricted Payments": as defined in Section 6.5.

"SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

"Secured Parties": the collective reference to the Agents, the Lenders and, with respect to any Specified Hedge Agreement, any Qualified Counterparty thereto that has agreed to be bound by Section 7 of the Guarantee and Collateral Agreement as if it were a party thereto and by the provisions of Section 8 hereof as if it were a Lender party hereto (regardless of whether or not such counterparty thereafter continues to be an Agent or a Lender or an Affiliate of an Agent or a Lender).

"Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Collateral Vessel Mortgage and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

"Senior Note Indenture": the Indenture entered into by Holdings and certain of its Subsidiaries with JPMorgan Chase Bank, as trustee, on May 31, 2002 in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by Holdings or such Subsidiaries in connection therewith, in each case, as the same may be amended, supplemented, restated or modified from time to time.

"Senior Notes": the $250,000,000 aggregate principal amount of 8⅞% senior notes due 2012 of Holdings issued on May 31, 2002 pursuant to the Senior Note Indenture.

"Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

"Solvent": with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

"Specified Change of Control": a "Change of Control" (or any other defined term having a similar purpose) as defined in the Senior Note Indenture.

"Specified Hedge Agreement": any Hedge Agreement (a) entered into by (i) either Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and the relevant Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

"Subordinated Intercompany Note": with respect to either Borrower or any of its Subsidiaries, as the maker thereof, a promissory note substantially in the form of Exhibit D (with such modifications as the Administrative Agent may agree to), which promissory note shall evidence all intercompany loans which may be made from time to time by the payee thereunder.

"Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of either Borrower.

"Subsidiary Guarantor": each Subsidiary of either Borrower that becomes a party to the Guarantee and Collateral Agreement.

"Title XI Subsidiary Agreements": the agreements existing as of the date hereof related to the United States government guaranteed vessel financings obtained by Trico Marine International, Inc.

"Transferee": any Assignee or Participant.

"Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

"United States": the United States of America.

"Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

"Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of either Borrower.

1.2.     Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have such defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)     As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, vessels, equipment, revenues, accounts, leasehold interests and contract rights and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions herein).

(c)     The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)     The expressions "payment in full," "paid in full" and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations.

SECTION 2.   AMOUNT AND TERMS OF COMMITMENTS; GENERAL
PROVISIONS APPLICABLE TO LOANS

2.1.     Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make a Loan to the relevant Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6.

2.2.     Procedure for Borrowing.  The relevant Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed by each Borrower. The Loans made on the Closing Date shall initially be Base Rate Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan or Loans to be made by such Lender. The Administrative Agent shall credit the account of the relevant Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

2.3.     Repayment of Loans.  The Loan of each Lender shall mature in the following installments, commencing on June 30, 2004, each of which shall be in an amount equal to such Lender's Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
June 30, 2004	$150,000
September 30, 2004	$150,000
December 31, 2004	$150,000
March 31, 2005	$150,000
June 30, 2005	$150,000
September 30, 2005	$150,000
December 31, 2005	$150,000
March 31, 2006	$150,000
June 30, 2006	$150,000
September 30, 2006	$150,000
December 31, 2006	$150,000
March 31, 2007	$150,000
June 30, 2007	$150,000
September 30, 2007	$150,000
December 31, 2007	$150,000
February 1, 2008	$10,000,000
June 30, 2008	$150,000
September 30, 2008	$150,000
December 31, 2008	$150,000
Maturity Date	$42,300,000 or Remainder

2.4.     Optional Prepayments.  (a)  Each Borrower may at any time and from time to time after February 1, 2006 (but at no time on or prior to such date) prepay Loans, in whole or in part, subject to Section 2.4(b), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 A.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

(b)     Each optional prepayment in respect of the Loans on or prior to February 1, 2008 shall be accompanied by a prepayment premium equal to (i) if such prepayment is made after February 1, 2006 but on or prior to February 1, 2007, 3.0% of the aggregate principal amount of such prepayment, and (ii) if such prepayment is made after February 1, 2007 but on or prior to February 1, 2008, 1.5% of the aggregate principal amount of such prepayment.

2.5.    Mandatory Prepayments and Commitment Reductions.  (a)  If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans as set forth in Section 2.5(b); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 2.5(b).

(b)     The application of any prepayment pursuant to Section 2.5 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Prepayments pursuant to Section 2.5 shall be applied pro rata against the remaining scheduled installments due in respect of the Loans under Section 2.3. Each prepayment of the Loans under Section 2.5 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and shall be subject to Section 2.14, but shall otherwise be without premium or penalty, except as set forth in the immediately following sentence. Each prepayment in respect of the Loans pursuant to Section 2.5 shall be accompanied by a prepayment premium equal to (i) if such prepayment is made on or after the date hereof but on or prior to February 1, 2007, 3.0% of the aggregate principal amount of such prepayment, and (ii) if such prepayment is made after February 1, 2007 but on or prior to February 1, 2008, 1.5% of the aggregate principal amount of such prepayment, provided that, notwithstanding the foregoing, the prepayment premium provided for in this sentence shall not be payable with respect to the first $10,000,000 of prepayments of Loans pursuant to Section 2.5 that are made after the date hereof.

2.6.     Conversion and Continuation Options.  (a)  The Borrowers may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)     Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the relevant Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.7.     Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.8.     Interest Rates and Payment Dates, etc.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)     Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)     (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)     Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(e)     The Borrowers jointly and severally agree to pay to the Administrative Agent the fees in the amounts and on the dates agreed to in writing by the Borrowers and the Administrative Agent.

2.9.     Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify either Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify either Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)     Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of either Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).

2.10.   Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(i)     the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii)     the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to either Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (A) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (C) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall either Borrower have the right to convert Loans to Eurodollar Loans.

2.11.   Pro Rata Treatment and Payments.  (a)  The borrowings on the Closing Date by the Borrowers from the Lenders hereunder and each payment by either Borrower on account of any fee shall be made pro rata according to the respective Percentages of the Lenders.

(b)     Each payment (including each prepayment) by either Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. The amount of each principal prepayment of the Loans shall be applied to reduce the then remaining installments of the Loans pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Loans may not be reborrowed.

(c)     All payments (including prepayments) to be made by either Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)     Unless the Administrative Agent shall have been notified in writing by any Lender prior to the borrowing on the Closing Date that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Closing Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the Closing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from either Borrower.

(e)     Unless the Administrative Agent shall have been notified in writing by either Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against either Borrower.

2.12.   Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)     shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income of such Lender);

(ii)     shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)     shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify either Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)     If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such Person's capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such Person's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to either Borrower (with a copy to the Administrative Agent) of a written request therefor, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction.

(c)     A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to either Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies either Borrower of such Lender's intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of each Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.13.   Taxes.  (a)  All payments made by or on behalf of a Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income tax or measured by net income of a Borrower) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from a Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph. The Borrowers shall make (or cause to be made) any required withholding and pay (or cause to be paid) the full amount withheld to the relevant Governmental Authority in accordance with applicable law.

(b)     In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)     Whenever any Non-Excluded Taxes or Other Taxes are payable by either Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If either Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall jointly and severally indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d)     Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the relevant Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by such Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify such Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to such Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)     A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which either Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested in writing by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)     If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by either Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to either Borrower or any other Person.

(g)     The Borrowers shall jointly and severally indemnify each Agent and each Lender for the full amount of Non-Excluded Taxes (to the extent a Borrower would be required to pay additional amounts with respect to such Non-Excluded Taxes pursuant to Section 2.13(a)) or Other Taxes arising in connection with payments made under this Agreement or any other Loan Document (including any Non-Excluded Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Agent or Lender or any of their respective Affiliates and any liability (including penalties, additions to tax interest and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within ten days from the date the relevant Agent or any Lender or any of their respective Affiliates makes written demand therefor.

(h)     The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14.   Indemnity.  The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from any cost, liability, obligation, loss or expense that such Lender may sustain or incur as a consequence of (a) default by either Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after either Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by either Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to either Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15.   Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by either Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.12 or 2.13(a).

2.16.     Replacement of Lenders.  The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.17.   Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)     The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 9.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender's share thereof.

(c)     The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.17(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(d)     The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a promissory note of the Borrowers evidencing any Loans of such Lender, substantially in the form of Exhibit F with appropriate insertions as to date and principal amount.

2.18.   Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.14.

SECTION 3.   REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrowers hereby jointly and severally represent and warrant to each Agent and each Lender that:

3.1.     Financial Condition.  (a)  The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries (including the notes thereto) (the "Pro Forma Balance Sheet") as at September 30, 2003, a copy of which has heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (A) the Loans to be made on the Closing Date and the use of proceeds thereof and (B) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to Holdings as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at September 30, 2003, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)     The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at December 31, 2002, December 31, 2001 and December 31, 2000, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at September 30, 2003, and the related unaudited consolidated statements of income and cash flows for the nine month period ended on such date, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine month period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from September 30, 2003 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

3.2.     No Change.  Since December 31, 2002, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3.     Corporate Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4.     Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents or the consummation of any of the transactions contemplated hereby or thereby, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5.     No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder, the use of the proceeds thereof and the consummation of the transactions contemplated hereby or thereby will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to either Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.6.     Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7.     No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8.     Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good and marketable title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.2.

3.9.     Intellectual Property.  Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does either Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

3.10.   Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of either Borrower or any of its Subsidiaries, as the case may be); the contents of all such material tax returns are correct and complete; to the knowledge of each Borrower no tax Lien has been filed and no claim is being asserted, with respect to any such tax, fee or other charge. No Group Member (a) intends the Loans or any other transaction contemplated hereby to be a "reportable transaction" (within the meaning of Treasury Regulation 1.6011-4) or (b) is aware of any facts or events that would result in such treatment.

3.11.   Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12.   Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of either Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13.   ERISA.  Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. No Borrower or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and no Borrower or any Commonly Controlled Entity would become subject to any material liability under ERISA if such Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. No Group Member has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrowers' most recently ended fiscal year on the basis of then current actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

3.14.   Investment Company Act; Other Regulations.  No Loan Party is an "investment company", or a company "controlled" by an "investment company", in each case within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.15.   Subsidiaries.  Except as disclosed to the Administrative Agent by either Borrower in writing from time to time after the Closing Date, (a) Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary of either Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of either Borrower or any of its Subsidiaries, except as created by the Loan Documents. As of the Closing Date, no Subsidiary of Holdings (other than the Borrowers) guarantees the obligations of Holdings under the Senior Notes.

3.16.   Use of Proceeds.  The proceeds of the Loans shall be used on the Closing Date to refinance all amounts outstanding under the Existing Credit Agreement and to pay related fees and expenses and thereafter for general corporate purposes.

3.17.   Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)     the facilities, vessels and other properties owned, leased or operated by any Group Member (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)     no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does either Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)     Materials of Environmental Concern have not been transported by or to or Released from the Properties (or from any facilities, vessels or other properties formerly owned, leased or operated by any Group Member or otherwise in connection with the Business) in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or Released at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)     no judicial proceeding or governmental or administrative action is pending or, to the knowledge of either Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Group Member, the Properties or the Business;

(e)     there has been no Release or threat of Release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties, any facilities, vessels or other properties formerly owned, leased or operated by any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)     the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, including any and all permits, licenses or registrations required under Environmental Laws, and no Group Member has any liability under Environmental Laws;

(g)     there are no facts, circumstances, conditions or occurrences in respect of any of the Properties that are reasonably likely to (i) form the basis of any action, suit, claim or other judicial or administrative proceeding relating to liability under or noncompliance with Environmental Law on the part of any Group Member, (ii) cause any Properties to become subject to any Lien, restriction on ownership, occupancy, use or transferability under any Environmental Law or (iii) require any Properties to be upgraded or modified in order to remain in compliance with Environmental Law; and

(h)     no Group Member has assumed any liability of any other Person under Environmental Laws.

3.18.   Accuracy of Information, etc.   No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect.

3.19.   Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof. The Lien granted by the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than the Pledged Stock, Liens expressly permitted by Section 6.2) (i) in the case of the Pledged Stock, when certificates representing such Pledged Stock are delivered to the Administrative Agent together with appropriate instruments of transfer endorsed in blank and (ii) in the case of any other Collateral, when the financing statements and other filings in appropriate form are filed in the offices specified in Schedule 3.19(a).

(b)     Each Collateral Vessel Mortgage is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Collateral Vessels described therein and proceeds and products thereof, and when each Collateral Vessel Mortgage is filed in the offices specified on Schedule 3.19(b), the Lien created by each such Collateral Vessel Mortgage shall constitute a fully perfected first preferred mortgage Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral Vessels and the proceeds thereof, as security for the Obligations (as defined in the relevant Collateral Vessel Mortgage), in each case prior and superior in right to any other Person (except Permitted Collateral Vessel Liens).

3.20.     Solvency.  Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

3.21.     Collateral Vessels.  (a)  The name, flag, registry, location, official number, registered owner and current classification status of each Collateral Vessel is set forth on Schedule 1.1(a). Each Collateral Vessel (i) is registered and flagged in the United States on the Closing Date, (ii) is owned and operated by a Borrower or a Subsidiary Guarantor, (iii) that is operated, is operated in all material respects in compliance with all Requirements of Law (including, in the case of each Collateral Vessel that is in class on the Closing Date, compliance in all material respects with all requirements of such classification as required by the United States Coast Guard or other nationally recognized classification society) and (iv) is maintained in accordance with all requirements set forth herein and in the Security Documents. Each Collateral Vessel is covered by all such insurance as is required by the respective Collateral Vessel Mortgage. The Borrowers and their Subsidiaries have made all required payments and contributions to statutory environmental insurance schemes and other environmental insurance schemes applicable to the Borrowers and their Subsidiaries and customary for the business and operations conducted by them.

(b)     Each Borrower and each Subsidiary Guarantor that owns or operates one or more Collateral Vessels is qualified to own and operate such Collateral Vessels under the laws of the United States.

SECTION 4.   CONDITIONS PRECEDENT

The agreement of each Lender to make the Loans requested to be made hereunder is subject to the satisfaction, prior to or concurrently with the making of such Loans on the Closing Date, of the following conditions precedent:

(a)     Credit Agreement; Guarantee and Collateral Agreement.  The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, each Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, each Borrower and each Subsidiary Guarantor and (iii) a Subordinated Intercompany Note executed by Holdings and each of its Subsidiaries.

(b)     Existing Credit Agreement.  (i)  The Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been terminated, all amounts then due and payable or to become due and payable (other than indemnification obligations not yet having been requested) thereunder shall have been paid in full and all commitments and reimbursement obligations thereunder shall have been terminated and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith, in each case on terms and conditions satisfactory to the Administrative Agent. After giving effect to the transactions contemplated hereby (including the use of the proceeds hereof), neither Borrower or any of its Subsidiaries shall have any outstanding Indebtedness except the Indebtedness under the Loan Documents and such other Indebtedness acceptable to the Administrative Agent, in its discretion, and listed on Schedule 6.1(e).

(c)     Pro Forma Balance Sheet; Financial Statements.  The Lenders shall have received the Pro Forma Balance Sheet and the audited and unaudited financial statements referred to in Section 3.1(b).

(d)     Approvals.  All governmental and third party approvals necessary, or in the discretion of the Administrative Agent, advisable in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.

(e)     Lien Searches; Abstracts of Title.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Group Members are organized and where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens expressly permitted by Section 6.2 or discharged (or with respect to which satisfactory arrangements shall have been made for such discharge on terms and conditions satisfactory to the Administrative Agent) on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent. The Administrative Agent shall have received abstracts of title or, at its discretion, a certificate of ownership with respect to the Collateral Vessels and such abstracts of title or certificate of ownership shall reveal no Liens on such Collateral Vessels except for Liens in favor of the lenders under the Existing Credit Agreement (which Liens shall be discharged (or satisfactory arrangements shall have been made for such discharge on terms and conditions satisfactory to the Administrative Agent) on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent).

(f)     Fees.  The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.

(g)     Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments including the certificate of incorporation or formation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(h)     Legal Opinion.  The Administrative Agent and the Lenders shall have received the executed legal opinion of (a) Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to the Borrowers and their Subsidiaries, substantially in the form of Exhibit H and (b) special New York counsel to the Borrowers and their Subsidiaries covering such matters relating to the Loan Documents and the transactions contemplated thereby as the Administrative Agent shall reasonably request and which are customary for transactions of the type contemplated hereby. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent or a Lender may reasonably require.

(i)     Pledged Stock; Stock Power.  The Administrative Agent shall have received the certificates representing the shares of Pledged Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(j)     Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than, in the case of Collateral other than the Pledged Stock, with respect to Liens expressly permitted by Section 6.2), shall be in proper form for filing, registration or recordation and delivered to the Administrative Agent, as applicable.

(k)     Collateral Vessel Mortgage.  The Administrative Agent shall have received a first preferred mortgage (as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof, a "Collateral Vessel Mortgage") substantially in the form of Exhibit I executed and delivered by a duly authorized officer of each party thereto, with respect to each Collateral Vessel, and such Collateral Vessel Mortgage shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority mortgage Lien on the Collateral Vessels, prior and superior in right to any other Person (other than Permitted Collateral Vessel Liens) and shall be in proper form for recording in the appropriate vessel registry and delivered to the Administrative Agent. All filings, deliveries of instruments and other actions necessary, or in the discretion of the Administrative Agent, advisable to protect and preserve such security interests shall have been duly effected (or arrangements satisfactory to the Administrative Agent shall have been made) and the Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

(l)     Solvency Certificate.  The Administrative Agent shall have received and shall be reasonably satisfied with a solvency certificate of the chief financial officer of the Loan Parties substantially in the form of Exhibit J.

(m)     Insurance.  The Administrative Agent shall have received insurance certificates from independent marine insurance brokers certifying that all insurance maintained by each Borrower or any of its Subsidiaries in respect of the Collateral Vessels is placed with such insurance companies, in such amounts, against such risks and in such form as are customarily insured against by similarly situated insureds, for the protection of the Administrative Agent, as mortgagee, and otherwise satisfy the requirements of Section 3.13 of each Collateral Vessel Mortgage.

(n)     Collateral Vessels.  The Administrative Agent shall have received with respect to each Collateral Vessel (i) a copy of its Certificate of Documentation, (ii) a copy of its most recent ABS Certification and (iii) if applicable, a copy of its Certificate of Financial Responsibility.

(o)     Miscellaneous.  The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

(p)     No Default.  Both before and after giving effect to such Loans and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing.

(q)     Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date after giving effect to the Loans requested to be made on such date and the application of the proceeds thereof.

SECTION 5.   AFFIRMATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or Agent hereunder, each of the Borrowers shall and shall cause each of its Subsidiaries to:

5.1.     Financial Statements.  Furnish to the Administrative Agent and each Lender:

(a)     as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b)     as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2.     Certificates; Other Information.  Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):

(a)     (i) concurrently with the delivery of the financial statements referred to in Section 5.1(a), so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, a written statement of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary for an audit of such financial statements nothing has come to their attention that would lead them to believe that either of the Borrowers has violated any of the provisions of Section 5 or Section 6 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof (it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation), and (ii) promptly after receipt thereof, copies of all "management letters" received from the independent certified public accountants referred to in clause (i) and management's response thereto;

(b)     concurrently with the delivery of any financial statements pursuant to Section 5.1, a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except as specified in such certificate;

(c)     as soon as available, and in any event no later than 15 days after the end of each fiscal year of Holdings a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its consolidated Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on good faith estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)     if Holdings is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each of the first three fiscal quarters of Holdings and within 90 days after the end of each fiscal year of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries (including the Borrowers and their Subsidiaries) for such fiscal quarter or fiscal year and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter or fiscal year, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e)     no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Note Indenture;

(f)     within five days after the same are sent, copies of all financial statements and reports that Holdings or either of the Borrowers sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or either of the Borrowers may make to, or file with, the SEC; and

(g)     promptly, such additional financial and other information as any Lender may from time to time reasonably request.

5.3.     Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

5.4.     Maintenance of Existence; Compliance.  (a)  (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges, permits and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5.     Maintenance of Property; Insurance; Collateral Vessel Registration and Flag.  (a)  Keep all Collateral Vessels and all other property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted (it being understood that this clause (a) shall not impose any requirements with respect to the classification of any Collateral Vessel that are in addition to those requirements set forth in clause (e) below); (b) maintain all Collateral Vessels and such other property in accordance with all requirements set forth herein and in the Security Documents; (c) maintain with financially sound and reputable insurance companies insurance on all its property, including the Collateral Vessels, in at least such amounts and against at least such risks (but including in any event public liability and hull damage) as are usually insured against in the same general area by companies engaged in the same or a similar business; (d) in addition to the requirements of clause (c) above, comply with all insurance requirements contained in any Collateral Vessel Mortgage; (e) maintain each Collateral Vessel that is at any time in operation in compliance with the requirements of the American Bureau of Shipping (or any other classification society acceptable to the Administrative Agent) for the highest classification for vessels of like age and type, and upon the Administrative Agent's or any Lender's request therefor, promptly provide copies of certificates duly issued by the American Bureau of Shipping (or such other classification society) to such effect, free of all recommendations and notations of such classification society affecting class; and (f) keep all Collateral Vessels registered and flagged in the United States, provided that either Borrower or any Subsidiary Guarantor that shall own any Collateral Vessel may provide for such Collateral Vessel to be re-registered or re-flagged in a jurisdiction other than the United States so long as each of the following conditions are satisfied (and prior to such re-registration or re-flagging a Responsible Officer of either Borrower certifies in writing to the Administrative Agent that each of the following conditions have been satisfied): (i) at the time of such re-registration or re-flagging, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) at the time of such re-registration or re-flagging and after giving effect thereto, no more than five Collateral Vessels shall be registered or flagged outside of the United States, (iii) the Collateral Vessel subject to such re-registration or re-flagging shall be re-registered and re-flagged in a Permitted Jurisdiction, in addition to any dual registration or flag, (iv) a first preferred mortgage under the laws of such Permitted Jurisdiction shall have been executed by a duly authorized officer of each party thereto and delivered to the Administrative Agent, for the benefit of the Secured Parties, with respect to such Collateral Vessel in accordance with the provisions of Section 5.9(e) and (v) such first preferred mortgage shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority mortgage Lien on such Collateral Vessel, enforceable in the courts of the United States for the Southern District of New York against the mortgagor thereunder (i.e., in personam) (but not necessarily with respect to the vessel covered thereby (i.e., in rem) unless such vessel is located in such district) and prior and superior in right to any other Person (other than Permitted Collateral Vessel Liens), and shall be in proper form for recording in the appropriate vessel registry and delivered to the Administrative Agent. Upon the receipt of any such certificate of a Responsible Officer of either Borrower described in the immediately preceding sentence, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action on its behalf under the provisions of this Agreement and the other Loan Documents requested by either Borrower, including giving consent to such re-registration or re-flagging to the National Vessel Documentation Center (and the execution of any documents in connection therewith), to the extent necessary to permit the consummation of such re-registration or re-flagging described in the immediately preceding sentence.

5.6.     Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its or Holdings' books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members or Holdings with officers and employees of the Group Members or Holdings and with their (or Holdings') independent certified public accountants.

5.7.     Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)     the occurrence of any Default or Event of Default;

(b)     any (i) default or event of default under any Contractual Obligation of any Group Member or under the Senior Note Indenture or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, or any notice of violation that may be issued by any Governmental Authority to any Group Member, that in each case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)     any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)     the following events, as soon as possible and in any event within 30 days after either Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or either Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, (iii) the failure to make any required contribution to any Plan or any Foreign Pension Plan or (iv) the incurrence by any Group Member of any other material liability pursuant to any Plan or Foreign Pension Plan;

(e)     any actual or constructive total loss of a Collateral Vessel (or the agreed or compromised total loss of a Collateral Vessel) or any capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any other taking of title to, a Collateral Vessel; and

(f)     any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Borrower or the relevant Subsidiary proposes to take with respect thereto.

5.8.     Environmental Laws.  (a)  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)     Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c)     Keep or cause to be kept all Properties free and clear of any material Lien imposed pursuant to any Environmental Laws.

(d)     Generate, use, treat, store, Release or permit the generation, use, treatment, storage or Release of Materials of Environmental Concern on any of its Properties or otherwise in connection with the ownership or operation of the Business (except as is required for the operation of the Business) in material compliance with all applicable Environmental Laws and in a manner that is not reasonably likely to result in any material liabilities of any Group Member under any Environmental Law.

5.9.     Additional Collateral, Subsidiary Guarantors.  (a)  With respect to any property constituting Collateral that is acquired or created after the Closing Date by any Group Member (other than any property described in paragraph (d) below), including any deposit account (and all cash and other deposits therein) which shall contain the Net Cash Proceeds resulting from any Asset Sale or Recovery Event, and as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents (including, in the case of any such deposit account, a customary control agreement in form and substance satisfactory to the Administrative Agent) as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)     With respect to any Subsidiary, whether existing as of the Closing Date or created or acquired after the Closing Date by any Group Member, which shall at any time after the Closing Date own or hold title to a Collateral Vessel, promptly (to the extent not previously done) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to cause such Subsidiary to become a party to the Guarantee and Collateral Agreement and to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) execute and deliver to the Administrative Agent such amendments to the Collateral Vessel Mortgage as the Administrative Agent deems necessary or advisable to cause such Subsidiary to become a party to the Collateral Vessel Mortgage and to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral Vessel, prior and superior in right to any other Person (except Permitted Collateral Vessel Liens) and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)     With respect to any Subsidiary that (i) is required pursuant to the Senior Notes or the Senior Note Indenture to become a guarantor of Holdings' obligations under the Senior Notes or the Senior Note Indenture or (ii) shall own or hold title to a Collateral Vessel, promptly (A) cause such Subsidiary to become a party to the Guarantee and Collateral Agreement (and pursuant thereto to provide guarantees of the Obligations), (B) take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to provide for the guarantee by such Subsidiary of the Obligations and (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)     With respect to any seagoing vessel or tanker that is acquired after the Closing Date by any Group Member and is specified in a Reinvestment Notice to be a "Collateral Vessel", promptly (i) execute and deliver to the Administrative Agent a first preferred mortgage in the form of Exhibit I with respect to such vessel or tanker and take such other actions as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such vessel or tanker, prior and superior in right to any other Person (except Permitted Collateral Vessel Liens) and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)     With respect to any Collateral Vessel that is re-registered or re-flagged outside of the United States in accordance with the provisions of Section 5.5, promptly (i) execute and deliver to the Administrative Agent a first preferred mortgage in form and substance satisfactory to the Administrative Agent with respect to such Collateral Vessel and take such other actions as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral Vessel, prior and superior in right to any other Person (except Permitted Collateral Vessel Liens) and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above and in Section 5.5(f), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.10.   Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by either Borrower or any of its Subsidiaries which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, each Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from either Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 6.   NEGATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or Agent hereunder, each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1.     Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)     Indebtedness of any Loan Party pursuant to any Loan Document;

(b)     unsecured intercompany Indebtedness of either Borrower or any of its Subsidiaries to the extent permitted by Section 6.6(f), (g) or (h), provided that any such Indebtedness described in this clause shall be evidenced by a Subordinated Intercompany Note;

(c)     Guarantee Obligations incurred in the ordinary course of business by either Borrower or any of its Subsidiaries of obligations of either Borrower, any Subsidiary Guarantor and, subject to Section 6.6(g), of any Subsidiary that is not a Subsidiary Guarantor;

(d)     Indebtedness outstanding on the date hereof and listed on Schedule 6.1(d) and any Permitted Refinancings thereof;

(e)     Indebtedness (including Permitted Refinancings thereof) (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition, construction or improvement of equipment or other property of either Borrower or any of its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of either Borrower and its Subsidiaries (provided, that such Indebtedness is incurred within 90 days of the acquisition, construction or improvement of such property) and (ii) Capital Lease Obligations secured, in the case of each of clauses (i) and (ii), by Liens permitted by Section 6.2(g) and in an aggregate principal amount for clauses (i) and (ii) taken together not to exceed $20,000,000 at any one time outstanding;

(f)     Hedge Agreements permitted under Section 6.10;

(g)     unsecured Guarantee Obligations of either Borrower or any of its Subsidiaries that are Subsidiary Guarantors of Indebtedness in respect of the Senior Notes in an aggregate principal amount not to exceed $250,000,000 (less the amount of any repayments of principal thereof on or after the Closing Date) plus interest thereon at any one time outstanding;

(h)     Indebtedness of either Borrower or any of its Subsidiaries in respect of performance, surety, appeal or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of either Borrower or any of its Subsidiaries, provided that the aggregate amount of such bonds shall not exceed $15,000,000 at any one time outstanding; and

(i)     Indebtedness of either Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrowers and their Subsidiaries) not to exceed $10,000,000 at any one time outstanding in respect of a credit facility providing for the issuance of letters of credit or the making of revolving loans thereunder, provided that, if such Indebtedness is secured, such security shall only consist of Excluded Collateral Vessels and up to $7,000,000 in cash (including any deposit accounts containing such cash) that is pledged to cash collateralize letters of credit issued thereunder and, in each case, the proceeds thereof.

6.2.     Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)     Liens for taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of either Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)     carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens (including maritime privileges) arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)     pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation (other than Liens in favor of the PBGC);

(d)     deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (in each case other than for borrowed money) incurred in the ordinary course of business;

(e)     easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of either Borrower or any of its Subsidiaries;

(f)     Liens in existence on the date hereof listed on Schedule 6.2(f), securing Indebtedness permitted by Section 6.1(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)     Liens securing Indebtedness of either Borrower or any of its Subsidiaries incurred pursuant to Section 6.1(e) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created within 90 days of the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property (and the proceeds therefrom) financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)     Liens created pursuant to the Security Documents;

(i)     any interest or title of a lessor under any lease entered into by either Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(j)     judgment Liens securing judgments not constituting an Event of Default under Section 7;

(k)     Liens on cash deposits and other funds maintained with a depository institution in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker's liens, provided that (i) the applicable deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrowers or their Subsidiaries in excess of those set forth in regulations promulgated by the Board and (ii) the applicable deposit account is not intended by the Borrowers or any of their subsidiaries to provide collateral or security to the applicable depositary institution;

(l)     Liens arising from Uniform Commercial Code financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases;

(m)     Liens on Excluded Collateral Vessels (and the proceeds thereof) securing Indebtedness of either Borrower or any of its Subsidiaries incurred pursuant to Section 6.1(i) and Liens on up to $7,000,000 in cash (including any deposit accounts containing such cash) that is pledged to cash collateralize letters of credit issued thereunder (and the proceeds thereof); and

(n)     Liens (other than Liens on any of the Collateral) not otherwise permitted by this Section which secure obligations permitted by this Agreement (other than Indebtedness for, or in respect of, borrowed money) so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all of their Subsidiaries) $500,000 at any one time.

6.3.     Fundamental Changes; Collateral Actions.  (a)  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(i)     any Subsidiary of either Borrower may be merged or consolidated with or into either Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person) or, subject to Section 6.6(g), with or into any Subsidiary that is not a Subsidiary Guarantor; and

(ii)     any Subsidiary of either Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to either Borrower or any Subsidiary Guarantor or, subject to Section 6.6(g), any Subsidiary that is not a Subsidiary Guarantor.

(b)     Take or allow to be taken any action (other than Dispositions and other actions expressly permitted hereunder) that would impair the validity or priority of the Liens granted under the Security Documents, including any actions concerning the direct and indirect citizenship of the Borrowers under applicable maritime laws.

6.4.     Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of either Borrower, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

(a)     the Disposition of obsolete or worn out property in the ordinary course of business;

(b)     Dispositions permitted by Section 6.3(a)(i) or (ii);

(c)     the sale or issuance of Capital Stock of any Subsidiary of either Borrower to either Borrower or any Wholly Owned Subsidiary Guarantor;

(d)     demise, bareboat, time voyage and other charter or lease arrangements pursuant to which either Borrower or any of its Subsidiaries charters or leases out a sea going vessel or tanker to another Person, provided that (i) such arrangements are entered into in the ordinary course of business consistent with past practice, (ii) such arrangements do not materially impair the value of the vessels or tankers subject to such arrangements and (iii) such arrangements involving any Collateral Vessels do not impair the security interest of the Administrative Agent in any Collateral Vessel (or the ability of the Administrative Agent to foreclose on each Collateral Vessel or exercise its remedies in respect thereof, in each case free of such arrangements) and such arrangements are subject in all respects to the Administrative Agent's Lien on such Collateral Vessels;

(e)     the sale or discount by either Borrower or any of its Subsidiaries in each case without recourse and in the ordinary course of business of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction); and

(f)     the Disposition of other property (other than shares of Capital Stock of any Subsidiary of either Borrower), provided that (i) such Disposition is for consideration of at least 75% of which is cash or Cash Equivalents, (ii) such consideration is at least equal to the fair market value of the property being Disposed of, (iii) the Net Cash Proceeds of such Disposition shall be applied as and to the extent required by Section 2.5 to repay outstanding Loans and (iv) the fair market value of all property Disposed of pursuant to this clause shall not exceed $5,000,000 in any fiscal year.

6.5.     Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make or become liable in respect of any obligation, contingent or otherwise, to make any payment on account of, or set apart or become liable in respect of any obligation, contingent or otherwise, to set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of either Borrower or any of its Subsidiaries (collectively, "Restricted Payments"), except that:

(a)     any Subsidiary of either Borrower may make Restricted Payments to either Borrower or any Subsidiary Guarantor;

(b)     so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, either Borrower may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead and other operating costs and expenses (including outside directors and professional fees, expenses and indemnities) incurred in the ordinary course of business not to exceed, when taken together with the aggregate amount of all loans made pursuant to Section 6.6(h) for such purpose, $1,500,000 in any fiscal year and (ii) pay any taxes that are due and payable by Holdings and the Borrowers as part of a consolidated group that includes the Borrowers; provided that (A) the amount of dividends paid pursuant to clause (b)(ii) to enable Holdings to pay Federal, state and local income taxes at any time, when taken together with the aggregate amount of all loans made pursuant to Section 6.6(h) for such purpose, shall not exceed the lesser of (x) the net amount of such Federal, state and local taxes actually owing by Holdings at such time for the respective period and (y) the amount of the relevant tax (including any penalties and interest) that each such Borrower would owe if such Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of such Borrower and such Subsidiaries from other taxable years, (B) any refunds received by Holdings shall promptly be returned by Holdings to the relevant Borrower either as a capital contribution or a repayment of an outstanding loan theretofore made to Holdings by such Borrower and (C) any such dividends paid in respect of taxes shall be paid over to the appropriate taxing authority within 30 days of Holdings' receipt of such dividends or refunded to such Borrower; and

(c)     so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, either Borrower may pay dividends to Holdings at the times and in an aggregate amount, when taken together with the aggregate amount of all loans made pursuant to Section 6.6(h) for such purpose, necessary for Holdings to pay all regularly scheduled cash payments or repayments, as the case may be, of principal, interest, fees and other payments required to be made thereunder that become due in respect of the Senior Notes.

6.6.     Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

(a)     extensions of trade credit in the ordinary course of business;

(b)     Investments in Cash Equivalents;

(c)     Guarantee Obligations permitted by Section 6.1;

(d)     loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $250,000 at any one time outstanding;

(e)     Investments existing on the date hereof and listed on Schedule 6.6(e);

(f)     intercompany Investments by any Group Member in either Borrower or any Group Member, that, prior to such Investment, is a Subsidiary Guarantor, provided that any such Investments in the form of loans or advances shall be evidenced by a Subordinated Intercompany Note;

(g)     intercompany Investments by either Borrower or any of its Subsidiaries in any Subsidiary of Holdings, that, prior to such Investment, is not a Subsidiary Guarantor (including Guarantee Obligations with respect to obligations of any such Subsidiary, loans made to any such Subsidiary and Investments resulting from mergers with or sales of assets to any such Subsidiary) in an aggregate amount (valued at cost) not to exceed $5,000,000 at any time outstanding during the term of this Agreement, provided that any such Investments shall be used by such Subsidiary for capital expenditures or other working capital needs arising in connection with the business operations of such Subsidiary outside the United States;

(h)     intercompany loans and advances to Holdings to the extent that the Borrowers may pay dividends to Holdings pursuant to Section 6.5 (and in lieu of paying such dividends), provided that such intercompany loans and advances shall be made for the purposes, and shall be subject to all the applicable limitations set forth in, Section 6.5;

(i)     Investments made as a result of the receipt of non-cash consideration from a Disposition that was made in compliance with Section 6.4; and

(j)     Investments received in connection with bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business.

6.7.     Optional Payments and Modifications of Certain Debt Instruments.  (a)  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness of either Borrower or any of its Subsidiaries the outstanding principal amount of which exceeds $5,000,000 (or permit any amendment, modification, waiver or other change with respect to the terms of any such Indebtedness which shall have any of the foregoing effects); or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness of either Borrower or any of its Subsidiaries the outstanding principal amount of which exceeds $5,000,000 if the effect of such amendment, modification or waiver would materially increase the obligations of the applicable obligors or confer additional material rights on any of the holders of such Indebtedness in a manner adverse to either Borrower or any of its Subsidiaries or the Lenders.

6.8.     Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than either Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate, except that (i) Restricted Payments to the extent permitted by Section 6.5 and (ii) Investments to the extent permitted by Section 6.6 shall in each case be permitted.

6.9.     Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, other than the GECC Sale and Leaseback.

6.10.     Hedge Agreements.  Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which either Borrower or any of its Subsidiaries has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of either Borrower or any of its Subsidiaries.

6.11.     Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to (a) create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or (b) amend or otherwise modify any Loan Document to which it is a party other than in each case (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (iii) the Senior Note Indenture (as such prohibitions and limitations therein shall exist as of the date hereof), (iv) the agreements governing any credit facility permitted under Section 6.1(i) (provided that such prohibitions and limitations therein shall be customary for such a facility) and (v) any Title XI Subsidiary Agreements.

6.12.     Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of either Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, either Borrower or any other Subsidiary of either Borrower, (b) make loans or advances to, or other Investments in, either Borrower or any other Subsidiary of either Borrower or (c) transfer any of its assets to either Borrower or any other Subsidiary of either Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary of either Borrower imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) any Title XI Subsidiary Agreements.

6.13.     Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and their Subsidiaries are engaged on the date of this Agreement or activities that are reasonably similar, ancillary, incidental, complimentary or related to, or a reasonable extension, development or expansion of, those businesses in which the Borrowers and their Subsidiaries are engaged on the date of this Agreement.

6.14.     Capital Stock.  (a)  Issue any Capital Stock (whether for value or otherwise) of any Subsidiary of either Borrower to any Person (other than either Borrower or a Subsidiary Guarantor), except to qualify directors to the extent required by applicable law or (b) issue any (i) preferred stock or other preferred equity interests or (ii) redeemable common stock or other redeemable common equity interests (other than common stock or other common equity interests that are redeemable no earlier than the six month anniversary of the Maturity Date).

6.15.     Organizational Documents and Material Agreements.  (a)  Amend, modify or otherwise supplement or permit the amendment, modification or other supplement of their respective organizational documents in a manner that is inconsistent with, or violates the terms of, or could reasonably be expected to prevent compliance with, the terms of any Loan Document or (b) agree to any amendment, modification or termination of any material agreement to which it is a party, in each case except to the extent such amendment, modification, supplementation or termination could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.   EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)     either Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or either Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)     any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)     any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a), Section 5.7(a) or Section 6 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or

(d)     any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after written notice to either Borrower from the Administrative Agent or the Required Lenders; or

(e)     any Group Member or Holdings shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(f)     (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)     (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan or a Foreign Pension Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)         one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered (subject to a customary deductible) by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)     any of the Security Documents shall cease, for any reason, to be in full force and effect (except in accordance with the terms hereof and thereof), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (except in accordance with the terms hereof and thereof) or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j)     the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect (except in accordance with the terms hereof and thereof) or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)     (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding common stock of Holdings, provided that Inverness Management LLC and its Affiliates may "beneficially own" up to 35% of the outstanding common stock of Holdings; (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (iii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of each Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (iv) a Specified Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to either Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to either Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

SECTION 8.   THE AGENTS

8.1.     Appointment.  Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

8.2.     Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3.     Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4.     Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to either Borrower or any of its Affiliates), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5.     Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6.     Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7.     Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8.     Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

8.9.     Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and either Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to either Borrower shall have occurred and be continuing) be subject to approval by either Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10.   Agents Generally.  Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

8.11.   The Lead Arranger.  The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

8.12.   Withholding Taxes.  (a)  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.13(d) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation the maximum amount of the applicable withholding tax. Nothing in this Section 8.12 shall relieve either Borrower of its obligation with respect to Non-Excluded Taxes and Other Taxes provided in Section 2.13.

(b)     If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(c)     If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply with and be bound by the terms of Sections 2.13(d) and 8.12.

SECTION 9.   MISCELLANEOUS

9.1.     Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend any scheduled date of payment of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.11 without the written consent of each Lender directly adversely affected thereby; or (v) amend, modify or waive any provision of Section 8 without the written consent of each Agent adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the "Additional Extensions of Credit") to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

9.2.     Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Either Borrower:	Trico Marine Assets, Inc./ Trico Marine Operators, Inc. 2401 Fountainview, Suite 920 Houston, TX 77057 Attention: Trevor Turbidy Telecopy: (713) 780-0062 Telephone: (713) 780-9926

The Administrative Agent:	Bear Stearns Corporate Lending Inc. 383 Madison Avenue New York, NY 10179 Attention: Kevin Cullen Telecopy: (212) 272-9184 Telephone: (212) 272-5724

provided that any notice, request or demand to or upon any Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or either Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3.     No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4.     Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5.     Payment of Expenses and Taxes.  The Borrowers jointly and severally agree (a) to pay or reimburse each Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and search, filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to either Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a monthly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents prepared in connection herewith or therewith and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents prepared in connection herewith or therewith, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section shall be submitted to the Person and at the address of the Borrowers set forth in Section 9.2, or to such other Person or address as may be hereafter designated by either Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

9.6.     Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)     (i)     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)     either Borrower, provided that no consent of either Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person; and

(B)     the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and, after giving effect to such assignment, the remaining Loans and Commitments of such assigning Lender shall not be less than $1,000,000, in each case unless either Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of either Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C)     the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)     in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such CLO.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obliga-tions under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)     The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(v)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     (i)     Any Lender may, without the consent of either Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 or 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii)     A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with either Borrower's prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(d).

(d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)     Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of either Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

9.7.     Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a "Benefitted Lender") shall receive any payment of all or part of the Obligations owing to it, or shall receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)     In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to either Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by either Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of either Borrower, as the case may be. Each Lender agrees promptly to notify either Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8.     Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

9.9.     Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10.   Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11.     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12.     Submission To Jurisdiction; Waivers.  Each Borrower hereby irrevocably and unconditionally:

(i)     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13.     Acknowledgments.  Each Borrower hereby acknowledges that:

(i)     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(ii)     no Agent or Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iii)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among such Borrower and the Lenders.

9.14.     Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b)     At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Hedge Agreements) shall have been paid in full and the Commitments shall have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

9.15.   Confidentiality.  Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Affiliate of such Lender, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Specified Hedge Agreement (or any professional advisor to such counterparty) or any pledgee of any security interest pledged pursuant to Section 9.6(d), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

9.16.   WAIVERS OF JURY TRIAL.  THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17.   Delivery of Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

9.18.   Joint and Several Liability; Postponement of Subrogation.  (a)  The obligations of the Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Borrower shall be liable for all of the Obligations of the other Borrower under this Agreement and the other Loan Documents. The liability of each Borrower for the Obligations of the other Borrower under this Agreement and the other Loan Documents shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by such other Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other Borrower for the Obligations, or of such Borrower under this Section, in bankruptcy or in any other instance.

(b)     Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the Obligations and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the Obligations and the permanent termination of all Commitments shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the Secured Parties and credited and applied against the Obligations of the Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any Obligations or Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against the other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the Obligations of the other Borrower to any Secured Party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TRICO MARINE ASSETS, INC.
By:
Name: Title:

TRICO MARINE OPERATORS, INC.
By:
Name: Title:

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Book Manager
By:
Name: Title:

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent
By:
Name: Title: